UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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 Filed by a Party other than the Registrant  ☐
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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

CONNECTICUT WATER SERVICE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

March 31, 2009

Dear Shareholder:

You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., scheduled to be held on Wednesday, May 13, 2009, at Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, beginning at 2:00 PM.

At the meeting, you will be asked to elect three directors and ratify the appointment of our independent auditors for the fiscal year ending December 31, 2009. In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying proxy statement which you are urged to carefully read.

It is important that your shares are represented and voted at the meeting, regardless of the number you own or whether you attend. Accordingly, please vote by mail, telephone, or internet. It is also very helpful to us if you would call and let us know if you plan to attend the Annual Meeting. Please call 1-800-428-3985, Extension 3015, for directions and to provide your name, address, and telephone number. Directions to the Annual Meeting are also printed on the back of the proxy statement and available on the Company’s Web site. Your Board of Directors and executive officers look forward to personally meeting you.

Also, I am pleased to report that again this year we will be utilizing U.S. Securities and Exchange Commission rules that permit us to furnish our proxy materials to shareholders over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials will be mailed to some of our shareholders on or about April 3, 2009. These shareholders will have the ability to access the proxy materials on a Web site referred to in the Notice or request that a printed set of the proxy materials be sent to them free of charge, by following the instructions in the notice. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years.

We believe that using Internet delivery for some shareholders will expedite the delivery of proxy materials, reduce printing and postage costs, and conserve natural resources.

Your interest and participation in the affairs of the Company are appreciated.

Sincerely,

Eric W. Thornburg
Chairman

CONNECTICUT WATER SERVICE, INC.

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT

May 13, 2009

The Annual Meeting of Shareholders of Connecticut Water Service, Inc. will be held on Wednesday, May 13, 2009, at 2:00 PM, at Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, for the following purposes:

1.	to elect three (3) directors;

2.	to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, as independent auditors for the Company for the fiscal year ending December 31, 2009; and

3.	to transact such other business as may properly come before the meeting.

Only holders of the Company’s common stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 16, 2009 are entitled to vote at this meeting.

Shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Daniel J. Meaney
Corporate Secretary

Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.

YOU CAN VOTE IN ONE OF THREE WAYS:

(1)	use the toll-free number on your Notice of Internet Availability of Proxy Materials (NOIA) or proxy card to vote by phone;

(2)	visit the Web site noted on your NOIA or proxy card to vote via the Internet; or

(3)	if you received a paper copy of the proxy card by mail or printed a copy from the Web site, sign, date and return your proxy card in the enclosed postage-paid envelope to vote by mail.

Shareholders are invited to visit the Corporate Governance section of our
Web site at http://www.ctwater.com/corporategovernance.htm

and the following Web site until 3:00 a.m. on May 13, 2009: www.proxyvote.com. (Shareholders will need the 12 digit control number from the proxy card or NOIA to view proxy materials at www.proxyvote.com)

CONNECTICUT WATER SERVICE, INC.

PROXY STATEMENT
2009 ANNUAL MEETING OF SHAREHOLDERS

General Information and Voting of Shares

This Proxy Statement is furnished by and on behalf of the Board of Directors of Connecticut Water Service, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, at 2:00 PM, on May 13, 2009. In that regard, a Notice of Internet Availability or this Proxy Statement, the Company’s 2008 Annual Report and Form 10-K are being mailed to shareholders on or about April 3, 2009. In addition to this solicitation by mail and the Internet, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews, and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $4,500, plus expenses, which will be paid by the Company.

Under rules adopted in 2007 by the U.S. Securities and Exchange Commission (“SEC”), we have chosen to furnish our proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to some of our shareholders over the Internet and to provide a Notice of Internet Availability of Proxy Materials (“NOIA”) by mail, rather than mailing a full set of the printed proxy materials. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years.

If you receive a NOIA, you will not receive a printed copy of our proxy materials unless you request them by following the instructions provided in the NOIA. Instead, the NOIA explains how you may access and review all of the important information contained in the proxy materials. The NOIA also explains how you may submit your proxy via telephone or the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions in the NOIA.

We are mailing either our NOIA or a full set of our printed proxy materials to shareholders of record on or about April 3, 2009. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on a Web site referred to in the NOIA. These proxy materials will be available free of charge.

Frequently Asked Questions

What is the purpose of the Annual Meeting of Shareholders?

Shareholders are asked to consider and vote upon:

1. election of three (3) Directors;

2. ratification of the appointment of our independent registered public accountants; and

3. transaction of other business to properly come before shareholders.

In addition, following the meeting, management will report on the performance of the Company and respond to questions from shareholders.

How is a quorum determined for the Annual Meeting?

The presence in person or by proxy of a majority of all common shares and Cumulative Preferred Stock — Series A shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum. All properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes are counted as present and entitled to vote. A “broker non-vote” occurs when a broker has not received voting instructions from its client and is barred from exercising its discretionary authority to vote the shares under stock exchange rules because the proposal is considered to be “non-routine”. However, abstentions, broker non-votes, and votes withheld are not considered votes cast and will not be counted for or against a matter or nominee.

Who is entitled to Vote?

Holders of the Company’s common stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the Annual Meeting. On March 1, 2009, the Company had outstanding 8,417,504 shares of common stock, 15,000 shares of Cumulative Preferred Stock — Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of common stock is entitled to three votes and each share of Cumulative Preferred Stock — Series A is entitled to one vote on all matters coming before the Annual Meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value, have no general voting rights.

What is the difference between holding shares as a shareholder of record and in “street name”?

About three-fourths of Connecticut Water’s shareholders hold their shares in “street name”. “Street name” refers to the predominant form of public company share ownership in the United States, whereby investors indirectly own, through banks, brokers and other intermediaries, the companies’ publicly traded shares. Under Connecticut law, only the legal owners of stock on the record date are entitled to vote shares or grant proxies in connection with a shareholder meeting. Some of the key differences between these forms of ownership are described below.

Shareholder of record — If your shares are registered directly in your name with our transfer agent, the Registrar and Transfer Company, you are considered the shareholder of record, and these proxy materials, or a NOIA, are being sent directly to you by Connecticut Water. You have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. You may vote by any of the methods described below.

Owning shares in “street name” — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials, or a NOIA, are being forwarded to you by your broker or nominee who is considered to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and are invited to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card, or a NOIA, for you to use in directing your broker or nominee on how to vote your shares.

How do I Vote?

Shareholders of record and most shareholders holding shares in “street name” can vote in any of the following ways:

(1) You can vote through the Internet: Available to shareholders of record and through most brokers or nominees by going to the Web site listed on your NOIA, proxy card or voting instruction card. You will need to follow the instructions on your NOIA, proxy card or voting instruction card and the Web site.

(2) You can vote by telephone: Available to shareholders of record and through most brokers or nominees by calling the toll-free number on your NOIA, proxy card, or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, or proxy instruction card and follow the voice prompts.

(3) You can vote by mail: Available to shareholders of record and through brokers or nominees who received printed copies of proxy materials by signing, dating and returning your printed proxy card or voting instruction card in the enclosed postage-paid envelope provided. Shareholders receiving a NOIA can receive a printed proxy card by requesting a full printed set of proxy materials following instructions on the notice.

(4) You can vote in person at the Annual Meeting: Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting. Shareholders owning shares in “street name” must obtain a “legal proxy” from the holder of record in order to vote in person at the meeting.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.

Can I change my vote?

Yes. You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.

How is my vote counted?

If you are a registered shareholder and you vote on a director nominee or the ratification of our independent registered public accountants by selecting one of the options available on the proxy card or via Internet and telephone voting methods, the proxy will be voted as you have specified. However, if you do not specify your intentions on a director nominee or the ratification of our independent registered public accountants then your vote will be counted FOR that director nominee or FOR the ratification of our independent registered public accountants.

If your shares are held in “street name” and you have not directed your broker or nominee to vote your shares as specified by the voting instructions, then the broker or nominee can determine how to vote your shares for the election of directors and the ratification of our independent auditors.

Regardless of how you choose to vote, your interest in the affairs of Connecticut Water Service, Inc. is important and we encourage you to vote promptly.

How many votes are needed to elect Directors?

Under Connecticut law, the election of directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting.

How many votes are needed to ratify PricewaterhouseCoopers LLP as independent registered public accountants for 2009?

Ratification of the appointment of the Company’s independent registered public accountants requires the affirmative vote of a majority of the shares present in person or by proxy and voting at the Annual Meeting.

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. will tally the votes and certify the results.

When and how will the voting results be published?

We will announce the preliminary voting results at the Annual Meeting of Shareholders and in a press release, and publish the final voting results in a Form 10-Q to be filed with the Securities and Exchange Commission on or about August 10, 2009.

PROPOSAL (1) — ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than nine or no more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The Directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings.

During 2008, the Board of Directors consisted of either ten or nine persons. Until May 15, 2008, the date of the 2008 Annual Meeting of Shareholders, the Board of Directors consisted of ten persons, including Ronald D. Lengyel, who retired from Board service when his term ended at the 2008 Annual Meeting. After May 15, 2008, the Board consisted of nine persons.

The Corporate Governance Committee recommended, and the Board of Directors selected, the three nominees listed below for election; Ms. Lisa J. Thibdaue, Ms. Carol P. Wallace, and Mr. Donald B. Wilbur. All are Class III Directors whose terms expire at the 2009 Annual Meeting. Of the remaining Directors, the Class I terms of Directors Hunt, Reeds, and Thornburg will expire in 2010. The Class II terms of Directors Hanley, Kachur, and Lentini will expire in 2011. The Board of Directors has determined to fix the number of directorships for the ensuing year at nine. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of Director nominees Thibdaue, Wallace, and Wilbur.  If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s).

Class III — Nominees for election at this meeting whose terms expire in 2012
(age at 2009 Annual Meeting)

Lisa J. Thibdaue, age 56, has been a director since 2000. She was named the Vice President, Rates, Regulatory Affairs and Compliance at Northeast Utilities in January 1998 and has served as Vice President, Regulatory and Governmental Affairs at Northeast Utilities since 2005. From 1996 to 1997, she was Executive Director, Rates and Regulatory Affairs at Consumers Energy, a natural gas and electric utility located in Michigan. She is also on the Advisory Board of Michigan State University Institute of Public Utilities.

Carol P. Wallace, age 54, has been a director since 2003. She is Chairman of Cooper-Atkins Corporation, a manufacturer of temperature acquisition instruments, and has served in that capacity since 2004 in addition to serving as its President and Chief Executive Officer since 1994. She is also a director of Zygo Corporation and Sandstone Group, LLC, Milwaukee, WI, and she serves as President of the Connecticut Technical High School System Foundation Board, and is a director of the Connecticut Development Authority.

Donald B. Wilbur, age 67, has been a director since 1993. He was formerly the Chairman of the Board for Liberty Bank in Middletown where he served as a director for 15 years until April 2008. He also was the Chairman of the Board at Middlesex Hospital where he served as a director for 17 years before retiring in 2005. Mr. Wilbur retired as the Plant Manager of Unilever HPC, USA, a personal products manufacturer, on December 31, 2002.

Class I — Directors continuing in office whose terms expire in 2010
(age at 2009 Annual Meeting)

Heather Hunt, age 43, has been a director since 2006. She has been Executive Director of the New England States’ Committee on Electricity since January 2009. She is also an attorney with a regulatory law practice in Stratford, Connecticut. Previously, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation from January 2001 to September 2003. From June 1998 through December 2000, she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately as Vice President. In addition, she served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control from October 1993 through July 1995.

Arthur C. Reeds, age 65, has been a director since 1999. He is also a Trustee of USAllianz Variable Insurance Products Trust, a mutual fund group affiliated with Allianz Life Insurance Company of North America. He was Senior Investment Officer of the Hartford Foundation for Public Giving from September 2000 until January 2003. From August 1999 to March 2000, he served as the CEO and as a director of Conning Corporation, an investment banking firm. He was the Chief Investment Officer at Cigna Corporation until his retirement from Cigna in November 1997.

Eric W. Thornburg, age 49, has been a director since 2006. He was elected Chairman of the Board of Directors on May 8, 2007 and has been the President and Chief Executive Officer of the Company since 2006. Prior to joining the Company, Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation, from 2000 to 2004. From July 2004 to January 2006 he also served as Central Region Vice President-External Affairs for American Water.

Class II — Directors continuing in office whose terms expire in 2011
(age at 2009 Annual Meeting)

Mary Ann Hanley, age 52, has been a director since 1999. She is Assistant to the President of St. Francis Hospital and Medical Center and Director of The Valencia Society, the endowment fund for the hospital. She is the Governor’s policy advisor for workforce development. From January 1995 to February 1998, she was legal counsel to the Governor’s Office, State of Connecticut.

Mark G. Kachur, age 65, has been a director since 2002. He served as Chairman, President and Chief Executive Officer of CUNO, Inc. (filter manufacturer) from November 1999 until his retirement in February 2006.

David A. Lentini, age 62, has been a director since 2001. He currently is Chairman, President and Chief Executive Officer of The Connecticut Bank and Trust Company. He is a member of the Board of Directors of the Federal Reserve Bank of Boston and he also serves on the Board of Cooper-Atkins Corporation. He serves as a director of St. Francis Hospital and Medical Center and is a Trustee of the Renbrook School. He retired in December 2001 as Senior Vice President of Webster Bank where he had served since December 1999. From May 1993 to November 1999, he was President, Chief Executive Officer and Chairman of New England Community Bancorp, Inc., a multi-bank holding company.

CORPORATE GOVERNANCE

With the exception of Ms. Hunt and Mr. Thornburg, each director listed above has had the same employment for more than the past five years either in the position indicated or in other similar or executive capacities with the same company or a predecessor.

In 2008, the Company’s Board of Directors met five times and conducted five regular executive sessions of the outside directors without management present. In addition, the Company’s Board of Directors maintains a number of standing committees described below under heading “Board Committees and Responsibilities”. In 2008, each director attended at least 93% of the aggregate number of meetings of the Board and Committees on which he or she served. All directors attended the 2008 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2009 Annual Meeting of Shareholders.

Mr. Donald B. Wilbur is the Lead Director. As Lead Director, Mr. Wilbur has the following responsibilities:

•	presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	reviewing information sent to the Board;

•	reviewing meeting agendas for the Board;

•	reviewing Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors, if appropriate;

•	if requested by major shareholders, making himself available for consultation and direct communications with such shareholders; and

•	any other matters that may arise consistent with these duties and effective corporate governance.

Three half-day development sessions were held for directors between June 2008 and January 2009. The sessions were conducted outside of regular meetings and featured experts from both outside and inside the Company and covered matters related to the market for investor-owned water utility securities, executive compensation and Company operations. Directors were not required to attend the development sessions and were not compensated for attending.

Board Independence

The Company’s common stock is listed on the NASDAQ Global Select Market. NASDAQ listing rules require that a majority of the Company’s directors be “independent directors” as defined by NASDAQ corporate governance standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company. The Board has determined that directors Hanley, Hunt, Kachur, Lengyel, Lentini, Reeds, Thibdaue, Wallace, and Wilbur are independent directors under NASDAQ listing standards. Mr. Thornburg, who is an employee of the Company, is not considered an independent director.

The Board based these determinations primarily on a review of the responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.

Board Committees and Responsibilities

The Board of Directors has established standing Audit, Compensation, Corporate Governance, and Pension Trust and Finance committees. The Audit, Compensation, and Corporate Governance Committees have adopted written charters. Copies of these charters are available at the Company’s website at www.ctwater.com/corporategovernance.htm, or by contacting the Company at the address appearing on page 42.

Prior to the Organizational Board Meeting on May 15, 2008, the Board maintained an Executive Committee to act on behalf of the Board when the Board was not in session and recommend Chief Executive Officer succession. At that meeting, the Board disbanded the Executive Committee and transferred the responsibilities of that committee to the full Board of Directors. The Executive Committee did not meet in 2008 prior to being disbanded.

Board Committee Membership and Function

Pension
					Corporate		Trust &
Name	Audit		Compensation		Governance		Finance		Executive[4]

Ms. Hanley					X	*			X
Ms. Hunt[1]			X		X				X
Mr. Kachur			X		X		X
Mr. Lengyel[2]	X
Mr. Lentini[3]	X		X				X
Mr. Reeds	X						X	*	X
Ms. Thibdaue	X
Ms. Wallace	X	*	X						X
Mr. Wilbur			X	*	X				X

*	Chairman

(1)	Ms. Hunt became a member of the Compensation Committee on May 15, 2008.

(2)	Mr. Lengyel was a member of the Audit Committee until his retirement at the Annual Meeting of Shareholders on May 15, 2008.

(3)	Mr. Lentini became a member of the Audit Committee on May 15, 2008.

(4)	The Executive Committee was disbanded on May 15, 2008.

The Audit Committee

In 2008, the Audit Committee met seven times, including five telephonic meetings. The Audit Committee appoints, compensates, and oversees the work of the independent registered public accountants of the Company and The Connecticut Water Company, and monitors the Company’s financial reporting process and internal control systems. The Board has determined that each member of the Audit Committee qualifies as an “independent director” for purposes of NASDAQ listing standards and also has determined that Carol P. Wallace is a “financial expert” as defined under rules of the Securities and Exchange Commission.

At its January 7, 2009 meeting, the Board of Directors approved changes to the Audit Committee Charter that were recommended by the Committee. The revised Audit Committee Charter is available on our Web site at www.ctwater.com/corporategovernance.htm.

The Compensation Committee

In 2008, the Compensation Committee met four times, including two telephonic meetings. The Compensation Committee determines officer compensation and the promotion and hiring of officers, reviews Company fringe benefit plans other than retirement plans, and administers the Company’s Performance Stock Programs. The Compensation Committee Charter is available on our Web site at www.ctwater.com/corporategovernance.htm.

The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to be used to assist in the evaluation of director or executive compensation. The Compensation Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company’s Total Pay Program, described within the Compensation Discussion and Analysis on page 18.

In addition, the Compensation Committee receives an annual report from the President/Chief Executive Officer on each individual executive’s historical compensation information; each executive’s performance review; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation.

At its May 15, 2008 meeting, the Board of Directors approved changes to the Compensation Committee Charter that were recommended by the Committee. The revised Compensation Committee Charter is available on our Web site at www.ctwater.com/corporategovernance.htm.

The Corporate Governance Committee

In 2008, the Corporate Governance Committee met three times. The Corporate Governance Committee reviews the qualifications and independence standards of director nominees and makes recommendations to the Board, and reviews the overall effectiveness of the Board. The Corporate Governance Committee Charter is available on our website at www.ctwater.com/corporategovernance.htm.

The Pension Trust and Finance Committee

In 2008, the Pension Trust and Finance Committee met six times, including two telephonic meetings. The Pension Trust and Finance Committee reviews the Pension Trust Fund of The Connecticut Water Company Employee Retirement Fund, the employee Savings Plan (401(k)), the VEBA Trust Fund for retiree medical benefits, and the Supplemental Executive Retirement Program, reviews and determines actuarial policies and investment guidelines, selects the investment managers, and makes recommendations to and advises the Board of Directors on financial policy issues and the issuance of securities.

The Board Nomination Process

The Corporate Governance Committee annually identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Committee recommends to the Board nominees that are independent of management and satisfy SEC and NASDAQ requirements and possess qualities such as personal and professional integrity, sound business judgment, and utility, financial, or political expertise. The Committee also considers age and diversity (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. In addition, the Committee considers whether potential director nominees live in The Connecticut Water Company’s service regions in sufficient numbers to satisfy the representation requirements of Connecticut Statute 16-62a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders. The Committee may, under its charter, retain at the Company’s expense one or more search firms to identify potential board candidates. The Committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The 2008 Nomination Process

The Corporate Governance Committee met on August 19th and September 29th in 2008 to consider the renomination of Directors Thibdaue, Wallace, and Wilbur, whose terms expire at the 2009 Annual Meeting of Shareholders. The Corporate Governance Committee reviewed the attendance, performance, and independence of these Directors, but determined to withhold the Committee’s recommendation of these Director nominees to the Board until January 7, 2009 in order to allow interested shareholders to make either (i) recommendations to the Corporate Governance Committee for Director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal Director nominations, which, pursuant to the Company’s Bylaws procedures (described below) were due by January 16, 2009. After consideration of all candidates, and pending any director nominations from shareholders by January 16, 2009, the Corporate Governance Committee recommended to the Board, and the Board approved, that the number of Board members should be set at nine and that Ms. Thibdaue, Ms. Wallace and Mr. Wilbur should be submitted to shareholders as the Company’s director nominees. The Corporate Governance Committee did not receive any formal director nominations from shareholders prior to the deadline.

Shareholder Recommendations

The Company’s Bylaws allows nomination of directors by any shareholder who is entitled to vote for the election of directors at either the Annual Meeting of Shareholders or a special meeting where directors are to be elected. Shareholder nominations must be received no later than January 13, 2010, which is 120 days prior to the first anniversary date of the prior year’s Annual Meeting of Shareholders or within 10 days of the mailing date of a Notice of Special Meeting, and must include the following:

•	name and address of person being nominated;

•	name and address of the shareholder making the nomination as they appear on the Company’s records, and the number and class of shares beneficially owned;

•	a representation that the nominating shareholder is entitled to vote at either the Annual Meeting of Shareholders or Special Meeting, and that the shareholder will attend the meeting in person or by proxy to place the nomination before shareholders;

•	a description of all understandings and agreements between the shareholder, the nominee and any other person or persons (naming such person or persons) in exchange or consideration of the nomination;

•	information regarding the nominee that would be required to be included in a proxy statement to be compliant with the rules of the Securities and Exchange Commission; and

•	consent of the nominee that they would serve if elected.

The presiding officer at the meeting will determine if a shareholder nomination was made in accordance with the provisions of the Company’s Bylaws. If the officer determines that a nomination was not compliant with the Bylaws, he shall state so at the meeting and the nomination will be disregarded.

Mandatory Retirement

Under the Company’s Bylaws, no director shall be eligible for re-election as a director of the Company after such director has attained the age of 70.

Minimum Stock Ownership

On May 8, 2007, the Board of Directors increased minimum stock ownership for each Board member to at least 1,000 shares of Connecticut Water Service, Inc. common stock. Incumbent Directors have until May 1, 2010 to meet the minimum stock ownership requirement. Newly-elected Directors will have three years from the date of their election to the Board to satisfy the minimum stock ownership requirement. All independent directors, except Mr. Lengyel who retired from the Board at the Annual Meeting of Shareholders on May 15, 2008, received an equity award of $5,000 in restricted common stock on May 15, 2008 under the Company’s Performance Stock Program. The shares become unrestricted on the first anniversary of the grant date (May 15, 2009), and count toward the minimum stock ownership requirements.

Communications with Directors

Any shareholder wishing to communicate with a Director may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on page 42, who will forward to the Director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Certain Relationships and Related Person Transactions

During 2008, the Company paid $1,351,671 to Connecticut Light & Power (CL&P) for electric utility services at rates authorized by the Connecticut Department of Public Utility Control (DPUC). Ms. Thibdaue is a vice president at Northeast Utilities Service Company, an affiliate of CL&P. CL&P made payments of $7,152 to the Company during 2008 for water services at rates authorized by the DPUC.

Practices and Policies for Review and Approval of Related Person Transactions

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest. Therefore, as a general matter and in accordance with the Company’s Code of Conduct and the Board of Directors’ Code of Ethics, it is the Company’s preference to avoid such transactions.

In order to screen any potential conflicts of interest, the Board has designated the Corporate Secretary to review the proxy questionnaires completed by executive officers and directors and report to the Corporate Governance Committee, Audit Committee, and Board, if there are any such potential conflicts. The Audit Committee reviews any matter related to audit misconduct and the Corporate Governance Committee reviews any matter related to a conflict of interest of current board members or those considered for Board membership. Both committees report to the Board on matters that may rise to the level of an actual or potential conflict.

Code of Conduct

Annually, employees are sent the Company’s Code of Conduct. Thereafter, each employee acknowledges their understanding and compliance with the code, including the establishment of a Company hotline for reporting Code of Conduct violations. To date, the Company hotline has received no reports of conduct violations. In addition to the Code of Conduct, the Board has adopted an additional Code of Conduct as a result of the Sarbanes-Oxley Act of 2002.

The Board promotes honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company; and compliance with applicable governmental laws and regulations and the Company’s own governing documents.

The public can access the Company’s Code of Conduct on the Company’s Web site (www.ctwater.com) or by contacting the Company at the address appearing on page 42.

Director Compensation

Since the Boards of Directors of the Company and the Connecticut Water Company are identical, regular meetings of each are generally held on the same day. Every three years, the Compensation Committee conducts a review of the Board’s compensation. That review was last conducted in May 2007. Effective August 1, 2007, each Board and Committee meeting fee is $800 for regular meetings; $900 for special meetings; whether the directors participate in person or by phone. There were no special meetings of the Board or any Committee held in 2008. Committee members who participate in scheduled committee telephone conference calls are paid $400 per call. Each Board member is paid an annual retainer of $8,000 in quarterly installments. Each Committee Chairman is paid an additional retainer of $2,000 in quarterly installments. On May 15, 2008, independent members of the Board of Directors were awarded $5,000 in restricted common stock that will become unrestricted on May 15, 2009. It is anticipated that similar restricted awards will be made in future years.

The Table below summarizes the compensation paid by us to our directors during the fiscal year ended December 31, 2008.

				Change in
				Pension
				Value and
				Nonqualified
	Fees Earned	Stock		Deferred
	or Paid in	Awards	Option	Compensation		All Other
Directors	Cash in 2008	$(1)	Awards	Earnings		Compensation		Total

M. Hanley	$16,400	$5,000	0	0		0		$21,400
H. Hunt	$15,600	$5,000	0	0		0		$20,600
M. G. Kachur	$20,800	$5,000	0	0		0		$25,800
R. D. Lengyel	$6,173	$0	0	$1,134	(3)	$176,818.34	(4)	$184,125.34
D. A. Lentini	$20,000	$5,000	0	0		0		$25,000
A. C. Reeds	$21,600	$5,000	0	0		0		$26,600
L. J. Thibdaue	$15,600	$5,000	0	0		0		$20,600
E. W. Thornburg(2)	$0	0	0	0		0		$0
C. P. Wallace	$20,000	$5,000	0	0		0		$25,000
D. B. Wilbur	$18,000	$5,000	0	0		0		$23,000

(1)	All independent directors, except Mr. Lengyel who retired from the Board at the Annual Meeting of Shareholders on May 15, 2008, received an equity award of $5,000 in restricted common stock on May 15, 2008. The median of the low and high price of the Company’s common stock was $24.40 on the day prior to the grant date. The shares awarded become unrestricted on the first anniversary of the grant date (May 15, 2009).

(2)	Mr. Thornburg is not compensated for his board service.

(3)	Represents the portion of Mr. Lengyel’s interest from the Deferred Compensation Plan that exceeds 120% of the applicable long-term federal rate.

(4)	Includes $3,592 in interest from the Deferred Compensation Plan for Mr. Lengyel for the year 2008 that is 120% or less than the applicable long-term federal rate and the $173,226.34 of director fees earned since 1999 (and interest thereon) that Mr. Lengyel deferred under the Plan, which amounts were paid as part of the lump sum payment made to Mr. Lengyel upon his retirement from the Board on May 15, 2008.

Under the Company’s Directors Deferred Compensation Plan, directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as Directors until after retiring as directors. Any amounts so deferred are credited to accounts maintained for each participating Director, and earn interest at an annual rate of 8.07% that is currently credited on a monthly basis to all deferred amounts. On January 24, 2008, the Directors Deferred Compensation was amended and restated to comply with Section 409A of the Internal Revenue Code (IRC). As a result, any director who retires after January 1, 2008 receives a distribution of amounts deferred and accumulated interest in a lump sum within 60 days of their retirement date. Mr. Lengyel received a lump sum payment of $184,125.34 on July 11, 2008 representing his deferred compensation and accumulated interest. Until his retirement from the Board in 2008, Mr. Lengyel elected to participate in the Plan. In addition, one of the Company’s retired directors is currently receiving annual payments under the Plan.

Travel Reimbursement Policy

On May 15, 2008, the Board adopted a travel reimbursement policy for non-employee directors. Non-employee Directors are reimbursed for reasonable and customary travel expenses from their homes or businesses to the meeting location. The maximum annual travel reimbursement for each director is limited to 20% of their director’s fees.

Education Reimbursement Policy

On January 7, 2009, the Board adopted an education reimbursement policy for non-employee Directors. Non-employee Directors may be reimbursed up to $750 annually for program fees to attend relevant director education seminars and programs. Directors are expected to report to the full Board the key findings and insights of the seminar or program, and the Director must request pre-approval for education expenses from the Lead Director or Chairman.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee during 2008 (Directors Hunt, Kachur, Lentini, Wallace, or Wilbur) served as an officer or employee of the Company or any of its subsidiaries during the year. During 2008, no executive officer of the Company served as a director or as a member of the Compensation Committee (or other board committee performing equivalent functions) or another entity, one of whose executive officers served as a director of the Company, or who served on the Board’s Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s common stock and the nature of such ownership for each Director and nominee for Director, for each executive officer named in the Summary Compensation Table, for all executive officers and Directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 16, 2009 and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.

	Total Amount of
Name of Beneficial Owners	Common Stock	Percent of Common
(* denotes non-employee Director)	Beneficially Owned	Stock Outstanding

David C. Benoit(1)	45,934		**
Mary Ann Hanley*(2)	1,784		**
Heather Hunt*(2)	1,073		**
Mark G. Kachur*(2)	632		**
David A. Lentini*(2)	2,432		**
Thomas R. Marston(3)	25,569		**
Terrance P. O’Neill(4)	31,257		**
Arthur C. Reeds*(2)	1,934		**
Lisa J. Thibdaue*(2)	1,134		**
Eric W. Thornburg(5)	46,846		**
Carol P. Wallace*(2)	1,054		**
Maureen P. Westbrook(6)	48,047		**
Donald B. Wilbur*(2,7)	5,880		**
Total Directors, Nominees, and Named Executive Officers As a Group	213,576	2.5%

The above ownership individually and as a group is less than 5% of the outstanding shares of Connecticut Water Service, Inc.

**	indicates ownership of less than 1% of the class of securities.

(1)	Includes 2,028 shares of restricted stock, 11,577 performance share units (2,280 of these units are restricted), and 28,031 exercisable stock options under the Company’s Performance Stock Program (PSP), and 4,298 directly-owned shares.

(2)	Includes 205 shares of restricted stock under the Company’s PSP.

(3)	Includes 1,788 shares of restricted stock, 9,701 performance share units (5,284 of these units are restricted), 9,640 exercisable stock options under the Company’s PSP, 2,939 directly-owned shares, 1,273 shares in the Company’s 401(k) plan, and 228 shares in an IRA.

(4)	Includes 1,788 shares of restricted stock, 9,223 performance share units (3,553 of these units are restricted), 17,217 exercisable stock options under the Company’s PSP, and 3,029 directly-owned shares.

(5)	Includes 3,558 shares of restricted stock, 28,702 performance share units (22,431 of these units are restricted) under the Company’s PSP, and 14,586 directly-owned shares.

(6)	Includes 2,496 shares of restricted stock, 8,926 performance share units (2,584 of these units are restricted), and 30,358 exercisable stock options under the Company’s PSP, 5,082 directly-owned shares, and 1,185 shares in the Company’s 401(k) plan.

(7)	Mr. Wilbur’s spouse owns 2,488 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities Exchange Act of 1934, directors, officers and certain beneficial owners of the Company’s equity securities are required to file reports of their transactions in the Company’s equity securities with the Securities and Exchange Commission on specified due dates. In 2008, reports of transactions by all directors, officers and such beneficial holders were timely filed, except a late filed Form 4 for Carol P. Wallace on November 26, 2008. In making this statement, the Company has relied on the written representations of its directors, officers, and five percent shareholders and copies of the reports that they have filed with the Securities and Exchange Commission.

Other Security Holders

The following table sets forth information as of March 16, 2009 (except as otherwise indicated) as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding common stock or Preferred A Stock of the Company.

Title &		Shares Beneficially		Percent of
Class	Name and Address of Beneficial Holder	Owned		Class

Common	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	468,358	(1)	5.54%
Common	Barclays Global Investors, NA. Barclays Global Fund Advisors 400 Howard Street San Francisco, CA 94105	452,709	(2)	5.36%
Preferred A	Judith A. Peterson and Kenneth Peterson 928 Brintonnial Way Winston Salem, NC 27104	2,025	(3)	13.5%

(1)	This information is based on a Schedule 13G filed with SEC by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2009.

(2)	This information is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA. and Barclays Global Fund Advisors. In the filing Barclays Global Investors, NA. reported beneficial ownership of 223,254 common shares, and Barclays Global Fund Advisors reported beneficial ownership of 229,455 common shares.

(3)	This information is based on the records of the Company’s transfer agent, Registrar and Transfer Company, records of registered shareholders.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s audited financial statements for the fiscal year ended December 31, 2008 (the “audited financial statements”), the Audit Committee performed the following functions:

•	The Audit Committee reviewed and discussed with senior management and PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the audited financial statements, management’s report on the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting.

•	The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

•	The Audit Committee received the written disclosures and an independence letter from PricewaterhouseCoopers LLP confirming their independence with respect to the Company as required by applicable requirements of the PCAOB. The Audit Committee discussed with PricewaterhouseCoopers LLP its independence from the Company, including whether the provision of non-audit services provided by PricewaterhouseCoopers LLP to the Company is consistent with maintaining their independence.

Based upon functions performed, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE
Carol P. Wallace (Chairman)
David A. Lentini
Lisa J. Thibdaue
Arthur C. Reeds

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL (2) — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and to audit our financial statements for the year ending December 31, 2009. Although we are not required to seek shareholder approval of this appointment, it has been our practice for many years to do so. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our shareholders fail to ratify the appointment.

Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Independent Registered Public Accountants Fees and Services

During fiscal year 2008, the Company retained its independent registered public accountants, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2007 were $385,000 and $367,000 for the fiscal year-ended December 31, 2008.

Audit-Related Fees

PricewaterhouseCoopers LLP performed audit related professional services as follows:

	2007	2008

Audit of ERISA Plans	$28,500	$5,000
Accounting Consultation	29,000	8,000
S-3 Registration Statement	0	2,000
Preparation of Form 5500’s	7,500	0
Bond Financing	5,000	0
Total	$70,000	$15,000

All Other Fees

In addition to the services and fees stated above, PricewaterhouseCoopers LLP billed the Company for the following:

	2007	2008

Tax Services Fee(1)	$73,800	$70,000
Out-of-Pocket Expenses	$12,000	$10,500

(1)	PricewaterhouseCoopers LLP was engaged by the Company in 2007 and 2008 to participate in the preparation of the Company’s 2006 and 2007 state and federal income tax returns.

In accordance with its charter, the Audit Committee pre-approved all audit and non-audit fees for 2007 and 2008 listed above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (2).

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options and vesting of other awards under all of the Company’s existing equity compensation plans as of December 31, 2008. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

Number of
securities
	Number of		remaining available
	securities to be		for issuance under
	issued upon	Weighted average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding	outstanding	securities
	options, warrants,	options, warrants,	reflected in
	and rights	and rights	column(a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	94,886	$25.52	817,198
Equity compensation plans not approved by security holders(2)	0	NA	332,229
Total	94,886	$25.52	1,149,427	(3)

(1)	Includes the Company’s 1994 Performance Stock Program, as amended and restated and approved by shareholders on April 26, 2002 and the 2004 Performance Stock Program, approved by shareholders on April 23, 2004.

(2)	Includes the Dividend Reinvestment and Common Stock Purchase Plan (the DRIP or “Plan”), amended and restated as of December 19, 2008. Under the Plan, customers and employees of the Company and holders of common stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of common stock and may also make optional cash payments of up to $1,000 per month to purchase additional shares of common stock. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the Plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. The 1,500,000 shares reserved for the Plan through Form S-3 registrations prior to 2008 expired on December 1, 2008. On December 19, 2008, a new Form S-3 Registration Statement filed with the Securities and Exchange Commission became effective that registered 346,066 shares for the Plan. In 2008, 52,606 shares were issued through the Plan. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve.

(3)	Revised to reflect all shares previously reserved by the Company’s Board of Directors and shares resulting from the Company’s 1998 and 2001 3-for-2 stock splits.

COMPENSATION DISCUSSION AND ANALYSIS

At the Company, honesty is one of our core values. We believe in the power of this value and know the only way to build and strengthen our reputation is through trust. We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our shareholders and rate payers.

In this section, we provide an overview and analysis of the Company’s compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement, under the heading “Additional Information

Regarding Executive Compensation”, you will find a series of tables containing specific information about the compensation earned or paid in 2008 to the following individuals, our NEOs (NEOs):

Chairman and Chief Executive Officer (“CEO”), Mr. Eric W. Thornburg; Vice President, Finance and Chief Financial Officer (CFO), Mr. David C. Benoit; Vice President, Business Development, Mr. Thomas R. Marston; Vice President, Service Delivery, Mr. Terrance P. O’Neill; and Ms. Maureen P. Westbrook, Vice President, Customer and Regulatory Affairs.

The compensation for these individuals is listed in tables found in the Compensation Discussion and Analysis and in the Executive Compensation sections of this Proxy Statement.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM

The Company’s compensation philosophy is set by the Compensation Committee (for purposes of this CD&A, the “Committee”) and affirmed by the Board of Directors. Our philosophy is described in the following table and is intended to align executive officer’s compensation with the Company’s annual and long-term performance. A significant portion of each NEOs’ total compensation opportunity is directly related to the Company’s earnings per share as well as to other performance factors measuring our progress toward the goals of our long-term strategic and business plans. A review of our programs will highlight two core concepts of our philosophy, pay for performance and pay at risk.

The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support the philosophy.

Philosophy
Component	Rational/Commentary	Pay Element

Compensation should reinforce business objectives and values.	One of the Company’s guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company, its shareholders and rate payers. Our compensation practices help us achieve these goals.	All elements (salary, equity linked incentive Annual and Long-Term Incentive Awards, retirement, and health and welfare benefits).

A significant amount of compensation for NEOs should be based on performance.	Performance-based pay aligns the interest of management with the Company’s shareholders. Pay for a top executive is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.	Merit salary increases, Annual and Long-Term equity linked Incentive Awards (restricted stock, performance shares and performance cash).

Philosophy
Component	Rational/Commentary	Pay Element

Compensation should be competitive.	The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to be used to assist in the evaluation of director or executive compensation. The Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company’s Total Pay Program.	All elements.

Key talent should be retained.	In order to attract and retain the highest caliber of management, the Company seeks to provide financial security for its executives over the long-term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company’s competitors.	Equity-linked Annual and Long-Term Incentive compensation, deferred compensation arrangements, retirement benefits, employment agreements, change in control provisions.

Compensation should align interests of executives with shareholders and rate payers.	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders and rate payers.	Equity-linked Annual and Long-Term Incentive compensation.

Elements of Total Compensation

Executive Summary

We recognize that a sound management compensation program is part of what makes a company an employer of choice. Our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following: reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time; benefits that adequately meet the needs of our employees and their families at a reasonable shared cost; meaningful, performance-based annual incentives; and long-term equity incentives that reflect the creation of shareholder value and drive other company objectives.

Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing organization on a day-to-day basis as well as for the future.

The value of annual incentives is directly linked to specific financial goals such as earnings per share, customer growth and other specific individual objectives, such as customer and employee satisfaction defined and approved by the Committee at the beginning of each fiscal year.

Long-term incentives are provided to executive officers in three forms: restricted stock, performance stock and performance cash and vest over a three year period as of 2008. This vesting target is reviewed and established by the Committee for the ensuing three year performance period.

To assist the Committee in executing its responsibilities, it engages a consultant (see information on Compensation Consultant page 23) tri-annually to provide the Committee comparative performance and pay data based upon a sample of 11 publicly-traded utilities (page 24). The peer group pay data is derived from their proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs. In addition to the peer utility group compensation data, the Consultant selects certain well known and respected published surveys on executive compensation and includes that data, where appropriate, to provide a well defined review.

In general, it is the intent of the Committee to have individual base salaries fall within a plus or minus range of 25% from the market median data established by the independent consultant. Variations within the plus or minus 25% range can occur based on length of service, performance, job grade, etc. and are considered by the Committee annually in the merit increase award process. Annual and long-term incentives are targeted at market median for performance which meets targeted annual objectives. Performance results can be above or below the targets set and the Committee intends to have the incentive compensation award levels mirror the actual performance results.

Discussion of Specific Elements of Compensation

Our approach to total compensation is to create a comprehensive compensation package designed to reward individual performance based on the Company’s short-term and long-term performance and how this performance links to our corporate strategy. The elements of our total compensation for executive officers, including the NEOs, are as follows:

Rewarding Short-Term Performance

•	Salary — The fixed amount of compensation for performing day-to-day responsibilities.

•	Discretionary Bonuses — In addition to annual salaries paid to our NEOs, the Committee retains the right to award cash bonuses to the NEOs in its sole discretion and best business judgment, if the Committee determines that an NEO has made a significant contribution to the Company’s success in the past year.

•	Annual Incentive Plan — Annual incentive compensation awards through the Company’s Performance Stock Plan (PSP). The form of these annual awards include restricted stock with voluntary deferral opportunities into performance shares and/or cash units. Awards through this plan are earned for achieving the Company’s short-term financial goals and other strategic objectives measured for the current year and fully vest after the completion of each fiscal year. Annual awards are structured to provide competitively based incentives to our executives to drive Company performance.

Rewarding Long-Term Performance

•	Long-Term Incentive Awards — Long-term performance-based Awards (Long-Term Awards) from the PSP in the same form as the Annual Awards (stock option grants are permissible under the 2004 PSP as approved by shareholders, however, no options were granted in 2004, 2005, 2006, 2007 or 2008.) Long-Term Awards vest over three years as described further below. These Long-Term Awards are granted to retain executives, build executive ownership, and align compensation with achievement of the Company’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods. During 2008, we used the following equity instruments:

LONG-TERM
	INSTRUMENT		OBJECTIVE

•	Restricted Stock Units (RSUs)	•	Encourage retention and provide alignment with shareholders as value received will be consistent with return to shareholders.

•	Performance Shares	•	Reward relative total return to shareholders over a three-year performance period.

•	Performance Cash	•	Reward relative total return to shareholders over a three-year performance period.

Other Elements of Total Compensation

•	Other Welfare Benefits and Perquisites — We provide all active full-time employees with medical, dental and vision benefits and life insurance coverage. We pay all premiums for long-term disability and life insurance coverage for all employees plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The Committee granted Mr. Thornburg a supplemental long-term disability policy in 2008, that when combined with the standard long-term disability policy benefit provided to other NEO’s, will provide a benefit equal to 60% of his compensation in the event that he is disabled. Each of our executive officers is entitled to these benefits except for the supplemental long-term disability policy, on the same basis as other employees. All active full-time employees including executives, receive time off with pay for vacation and sick leave in accordance with company policy. In accordance with Company policy, each NEO reimburses the Company for mileage used on Company automobiles for personal use, at rates determined by applicable Internal Revenue Service (IRS) guidelines. Accordingly, under SEC rules, this personal automobile use is not considered a perquisite by the Company.

•	Retirement Benefits — Our qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current IRS regulations. Specifics on these retirement related plans may be found later in this document on page 40. Amounts accrued for the Company’s health and welfare benefits are also consistent with those available to other Company employees.

•	Employment Agreements and Change-in-Control Severance Plans — The Company has employment agreements, amended November 21, 2008 to comply with the IRC Section 409A requirements, with the NEOs and certain other executives in key roles. The change-in-control agreements entered into with executive officers are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change of control. Agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. Contracts also contain termination and related pay provisions in the event of a change in control. In all cases, for the change-in-control provisions in the employment agreements to apply, there must be both (1) a change-in-control, as well as (2) a termination by the Company without cause or a resignation by the executive for good reason. This is commonly referenced as a “double trigger” requirement. Further, they stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information. Each of the change-in-control agreements, except those agreements with the NEOs, limit the amount of the payments under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the “Code”). The agreements with the NEOs do not contain this limitation and require the Company to reimburse them for certain tax impacts of exceeding this limit. See The Impact of Tax Considerations on Executive Compensation Decisions on page 31. Payment under the NEOs’ agreements are, however, contingent on their agreement to a 24-month noncompete agreement. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on page 35, are consistent with practices in the market. The Company has no formal change-in-control or severance policy. However, as noted here, individual employment agreements generally have provisions related to both change-in-control and severance.

•	Other Compensation — Matching contributions to the Company Savings Plans and executive deferral in recognition of service and contributions to the Company. All employees, including NEO’s, may participate in the Savings Plan (401(k)) of CWC, as amended on December 11, 2008. Effective January 1, 2009, the Company changed its 401(k) plan to meet the requirements of a special IRS safe harbor. Under the provisions of this safe harbor plan, the Company’s 50% matching contribution has been eliminated. Also, the Company will make an automatic contribution of 3% of compensation for all eligible employees, even if the employee does not make their own contributions. Also, executive officers may elect to defer compensation under a non-qualified salary deferral plan. We maintain a non-qualified Executive Deferred Compensation

Plan and Director Deferred Compensation Plan that allow eligible members of management and the Board of Directors to defer a portion of their normal compensation. Management may defer their salary and annual cash incentives under the Executive Deferred Compensation Plan. Deferred amounts are credited interest on a semi-annual basis at an interest rate equal to Moody’s AAA Corporate Bond Yield Average Rate, plus an additional 1.5% - 3%.

•	Other Benefits — As offered to other company employees, disability, life and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.

Compensation Consultant

In 2008, the Committee engaged the services of Thomas E. Shea of TES & Associates, hereafter know as the “Consultant”, to provide advice and information regarding design and implementation of the Company’s executive compensation programs, and to update the Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, the Consultant provides the Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, executive benefits and perquisites.

The Committee believes that the Consultant provides candid, direct and objective advice to the Committee, to that end:

•	the Committee directly selected and engaged the Consultant;

•	the Consultant is engaged by and reports directly to the Committee and the Chair;

•	the Consultant meets as needed with the Committee in executive sessions that are not attended by any of the Company’s officers;

•	the Consultant has direct access to the chair and members of the Committee during and between meetings; and

•	interactions between the Consultant and management generally are limited to internal data gathering, discussions on behalf of the Committee and information presented to the Committee for approval.

Consultant Independence

The Committee is solely responsible for engaging, retaining and terminating compensation consultants and determining their terms and conditions, including the fees. The Consultant, TES & Associates, provides the Committee updates as necessary on its services and related fees. The Committee determines whether the compensation consultant’s advice is objective and free from the influence of management. It also closely examines the safeguards and steps the Consultant takes to ensure that its executive compensation consulting services are independent and objective.

Competitive Positioning

In 2008, the Committee reaffirmed a total pay compensation philosophy, as discussed in the Executive Summary (pages 20 & 21), to target the pay of our executives in a range of plus or minus 25% of the median of both a peer group of utility comparators and data from selected general industry published surveys. The competitive total annual compensation is determined by an arithmetical average of the Utility Comparator 25th percentile; multiple regression size adjusted data for the utility peer group and published survey data.

The utility peer comparators listed below were independently recommended by the Consultant, and finalized and approved based upon input from the Committee Chairman and the Company’s Chairman, President & CEO. The Committee reviewed proxy statements for the peer group entities which provided philosophy, program design and total direct compensation statistical data for the Top 5 Executive Officers by rank order of pay. The Committee then approximates the 25th percentile for all three of the criterion. The Committee utilized 25th percentile data as well as multiple regression analysis (with revenue, employees & number of customers as the independent variables) to adjust the data for size and provide comparisons comparable to the Company’s scope of operations.

Utility Peer Group

The Committee has established a utility peer group of the following companies:

American States Water Co.	Middlesex Water Co.
American Water Works	Pennichuck Corp.
Aqua America	SJW Corp.
Artesian Resources	Southwest Water Co.
California Water Service Group	UI Holdings Corp.
York Water Co.

Published Surveys

The Committee has reviewed the following surveys:

Watson Wyatt

The Survey Group Management Compensation Report (New England)

Mercer Executive Benchmark database

These published surveys were utilized in this study because executive and officer jobs are typically viewed as part of a broader labor market.

Using the information from this utility peer group and published surveys, the Committee compares each executive officer position to similar positions. Where there is no similar position, the Committee compares the Company position to a range of positions from the two resources that are the closest matches, and then assigns the Company position to a salary grade.

The Committee uses these salary grades to determine the preliminary salary recommendation, the preliminary target incentive award opportunity, and the target long-term equity incentive award value for each executive position. Each salary grade is expressed as a range with a minimum, midpoint, and maximum. The Committee seeks to set the midpoint for salaries, target incentive award levels, and target annual long-term incentive award values for our Executive Officer positions to plus or minus 25% of the median for executives in equivalent positions in the utility peer group and published survey data. The minimum level of each salary grade is set close to the bottom quartile of these groups, while the maximum level is set close to the top quartile of each group.

This framework provides a guide for the Committee’s deliberations. The actual total compensation and/or amount of each compensation element for an individual executive officer may be more or less than this median figure.

How We Make Compensation Decisions

In conjunction with the review and approval of the upcoming year’s financial and strategic plans each fall, the Committee determines the level of potential awards through the Company’s PSP for the upcoming year. The specific targets are established and the corresponding maximum and minimum awards are set in line with recommendations made by the Consultant. At the conclusion of the year’s performance being measured, the Committee determines what portion of the awards was actually earned, based upon the achievement of goals set in the financial and strategic plans. The awards are then made to the participants. Long-term awards have a vesting period that must be satisfied, pre-established goals that must be achieved and a continued employment term of three or four years, as dictated by the individual plan year.

In the first quarter of each year, the Committee reviews the total compensation of our leadership team, the executive officers reporting to the CEO, including salaries, target annual long-term incentive award values, perquisites and other benefits (including retirement, health, and welfare benefits), and change-in-control arrangements. The Committee receives an annual report from the CEO in executive session on each individual executive’s historical compensation information; each executive’s performance reviews; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation. Every three years, or as frequently as the Committee desires, a recognized independent compensation consultant is engaged to analyze executive compensation competitiveness and reasonableness of the Company’s executive officer pay levels and program. Comparisons have regularly been made to a sample of larger and smaller publicly-traded water company competitors for executive talent, including our Utility Peer Group members. The Consultant also provides recommendations regarding Total Pay Program strategy, mix and award practices based upon competitive market trends as well as tax and financial efficiencies. Ernst & Young LLP provided an analysis and recommendation to the Committee on July 31, 2002 and Pearl Meyer & Partners provided an analysis and recommendation to the Committee on August 30, 2005 and TES & Associates on December 3, 2008.

The Committee then sets each executive’s compensation target for the current year. Typically, this involves establishing annual merit opportunities. Merit pay adjustments become effective on a date determined by the Committee, typically in the first or second quarter of the year. The Committee’s decisions are reviewed with the Board.

Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its best business judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the financial and strategic objectives were achieved. Thus, with the exception of the performance share awards discussed below, the compensation of our executives is not entirely determined by formula.

Total Annual Cash Compensation

The Company’s review of 2008 market data showed total annual and long-term incentive compensation opportunities for the CEO and CFO were below the median level of the Company’s peer group and published survey results. Consequently, the Committee adjusted the annual and long-term award opportunities at threshold, target and maximum levels of performance and the grade ranges (not individual base salaries) for these positions. The review confirmed that the salaries and incentive compensation opportunities for the rest of the NEO’s and other executives were in line with market medians in the peer group and public survey results, but that the grade ranges required adjustment to keep pace with market as reflected in these resources. In December 2008, the Committee approved the adjustments to grade ranges and annual and long-term award opportunities as shown in the following table.

	2009 Salary Range Midpoints
		Award% at
	Midpoint	Target for 2009

Mr. Thornburg	$366,677	40%
Mr. Benoit	$221,821	25%
Mr. O’Neill	$195,606	20%
Ms. Westbrook	$195,606	20%
Mr. Marston	$195,606	20%

The primary reasons for individual variation of salaries from the market median include length of time in the current position and individual performance. Based on the manner in which the Company manages base salaries, it is expected that actual and market salaries will eventually converge. Since annual cash incentive targets and the annualized value of long-term incentive targets are applied to actual base salaries, total compensation levels may similarly differ from market median total compensation levels.

This policy results in a greater percentage of total compensation (excluding benefits) for the NEOs being performance based. The table below shows 2008 total performance-related percentages for the NEOs.

	Allocation of 2008 Compensation Package
	(Excluding Benefits)
	Fixed	Performance-Based
			PSP -	Total
		PSP-Annual	Long-Term	Performance
	Salary	Incentive	Incentive	Related
NEO’s	(% of Total)	(% of Total)	(% of Total)	(% of Total)

Mr. Thornburg	64.24%	18.84%	16.92%	35.76%
Mr. Benoit	73.35%	12.57%	14.08%	26.65%
Mr. O’Neill	73.08%	13.59%	13.33%	26.92%
Mr. Marston	72.77%	14.53%	12.71%	27.23%
Ms. Westbrook	74.38%	12.94%	12.68%	25.62%

Performance Objectives and Annual Incentive Awards Though the Performance Stock Plan (PSP)

We use annual incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s annual performance in achieving pre-established financial and strategic goals set at both the Company level and the individual level. In the Fall of each year, based on Mr. Thornburg’s recommendations for his direct reports, the Committee establishes the target annual incentive award opportunity for each executive salary grade and approves the performance objectives for the upcoming performance year and reviews those actions with the Board. All references to Mr. Thornburg’s recommendations relate to executives other than himself. All decisions related to Mr. Thornburg are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.

Threshold, Target and Maximum Award Opportunities

The Committee establishes a threshold, target, and maximum incentive amount for each NEO expressed as a percentage of the salary range midpoint for the Annual and Long-Term Awards as detailed in the table following. These amounts have been stable for the years 2004 through 2008 but have been revised for the 2009 plan year based on the advice of the Consultant, its evaluation of competitive market data and internal equitability. The PSP is intended to pay fully competitive annual cash compensation and provide competitive longer-term stock compensation awards when performance against goals matches the target level. Performance against any objective that is below threshold will result in no award being paid for such objective. However, the Committee has the authority in determining the amounts of Annual and Long-Term Awards, to modify the mathematical results (for example, in a year in that an event beyond management’s control, such as extremely wet conditions, were to decrease revenues and earnings significantly) when the Compensation Committee, exercising its sound business judgment, deems it prudent to do so.

	2008 Performance Stock Plan Annual & Long-Term Awards as
	Percent of Salary Grade Midpoint
	2008 Salary Grade	PSP Award at	PSP Award at	PSP Award at
NEOs	Midpoint	Threshold	Target	Maximum

Eric W. Thornburg	$352,574	15%	30%	45%
David C. Benoit	$213,289	10%	20%	30%
Thomas R. Marston	$188,083	10%	20%	30%
Terrance P. O’Neill	$188,083	10%	20%	30%
Maureen P. Westbrook	$188,083	10%	20%	30%

Performance Objectives

Based on Mr. Thornburg’s recommendations, the Committee approves the financial and strategic performance objectives for each executive officer, including each other NEO. In selecting the financial performance objectives, the Committee sought to have the executives focus on the Company’s operating financial performance, including in 2008, target earnings per share of $1.12 at a weight of 60%, customer satisfaction, employee satisfaction and customer growth targets at a weight of 20% and individual objectives at a weight of 20%. These individual objectives were set to reward each executive for actions directly related to his or her own activities and to reinforce accountability.

2008 Performance Process

In executive session, the Committee selected and weighted Mr. Thornburg’s goals, taking into consideration the Company’s current financial and strategic priorities. The Committee recognizes that earnings per share should be emphasized, but also that performance against this metric may not be reflected in a single 12-month period. For 2008, 60% of Mr. Thornburg’s Annual Incentive Award opportunity was based on the Committee’s assessment of the Company’s total financial performance. This weighting was raised from 50% in 2007. Each of these goals are further defined by identifying the Threshold level of performance (80%), Target or expected performance (100%) and Maximum level of performance (120%). Mr. Thornburg’s financial performance for 2008 was measured by the following metrics:

•	Earnings Per Share — $1.12

The remaining 40% of his award opportunity was based on the Committee’s assessment of the following strategic goals:

•	Customer Satisfaction

•	Employee Satisfaction

•	Customer Growth

•	Business development efforts to identify, investigate, model and implement merger and acquisition opportunities.

•	Presenting the Connecticut Water Service, Inc’s story at investor conferences and improving the institutional investor ratio from 2007 levels.

•	Implementation of a strategic review of retirement related benefits and implement changes to improve cost effectiveness, long-term plan viability and maintain employee satisfaction.

The Committee selected these strategic goals based on its judgment that they represent areas where Mr. Thornburg should focus his energies to drive the Company’s business forward. Mr. Thornburg’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.

For 2008, annual incentives for our other NEOs were based on performance measured against a combination of financial goals and one or more strategic goals, related to the Company’s business for the year, as follows:

Weightings Assigned to Each Performance Objective for the Other NEOs

	Mr. Benoit	Mr. Marston	Mr. O’Neill	Ms. Westbrook

Financial Objectives
Earnings Per Share — $1.12	60%	60%	60%	60%
Total Financial Objectives	60%	60%	60%	60%
Company Metrics (Customer Satisfaction, Employee Satisfaction, Customer Growth	20%	20%	20%	20%
Individual Strategic Objectives	20%	20%	20%	20%
Total	100%	100%	100%	100%

The Committee set the target levels for the financial and strategic objectives relating to the Annual Incentive Awards and concluded that the relationship between the payments generated at the various levels of achievement for the NEOs other than Mr. Thornburg and the degree of difficulty of the targets was significant and reasonable given the business environment and related factors. The Committee increased the portion of each NEO’s Annual Incentive Award attributable to financial goals over 2007 levels to better align the plan with shareholder and interests.

Performance Objectives and Long-Term Incentive Awards Though the Performance Stock Plan (PSP)

We use long-term incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s longer-term performance in achieving pre-established financial and strategic goals set at both the Company and individual level. In the Fall of each year, based on Mr. Thornburg’s recommendations for his direct reports, the Committee establishes the target Long-Term Incentive Award opportunity for each executive salary grade and approves the performance objectives for the upcoming performance year. All references to Mr. Thornburg’s recommendations relate to executives other than himself. All decisions related to Mr. Thornburg are made by the Committee and are reviewed with the Board in accordance with our Committee’s Charter.

Target Award Opportunities

Each NEO’s 2008 target incentive award opportunity was set as a percentage of salary grade midpoint. The Committee determined the target incentive levels based on its evaluation of competitive market data and internal equity.

For 2008, target incentive opportunities for the NEOs ranged from 20-30% of salary grade midpoints. The range of target incentives will increase in 2009 to 20-45% of salary grade midpoints. These target levels are at market median for similar positions. Where an executive had responsibilities increased during the year and/or was promoted, the target incentive opportunity for the year may be adjusted pro rata to reflect the new salary range and target bonus opportunity.

Performance Objectives

Based on Mr. Thornburg’s recommendation, the Committee approves the financial and strategic performance objectives for each executive officer, including all NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the Company’s 2008 earnings per share at a weight of 60% and customer growth for 40% of the award total.

2008 Performance Process

The Committee selected and weighted Mr. Thornburg’s goals, taking into consideration the Company’s current financial and strategic priorities. The Committee recognizes that earnings per share should be emphasized. For 2008, 60% of Mr. Thornburg’s long-term incentive award opportunity was based on the Committee’s assessment of the Company’s achievement of the 2008 earnings per share target defined in 2007. Mr. Thornburg’s financial performance for 2008 was measured by the following metrics:

•	Earnings Per Share — 60%

•	Customer Growth — 40%

The Committee selected these strategic goals based on its judgment that they represent areas where Mr. Thornburg should focus his energies to drive the Company’s business forward. Mr. Thornburg’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.

For 2008, annual incentives for our other NEOs were based on performance measured against a combination of financial goals and one or more strategic goals, related to the Company’s business for the year, as follows:

Weightings Assigned to Each Performance Objective for the Other NEOs

	Mr. Benoit	Mr. Marston	Mr. O’Neill	Ms. Westbrook

Financial Objectives
Earnings Per Share = $1.12	60%	60%	60%	60%
Total Financial Objectives	60%	60%	60%	60%
Company Strategic Metric
Customer Growth	40%	40%	40%	40%
Strategic Objectives	40%	40%	40%	40%
Total	100%	100%	100%	100%

The Committee set the target levels for the financial and strategic objectives relating to the Long-Term Incentive Awards and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the targets was significant and reasonable given the business environment and related factors. The Committee increased the portion of each NEO’s Long-Term Incentive Award attributable to financial goals over 2007 levels to better align the plan with shareholder interests.

PSP Achievement Process

The Company’s 2007 Strategic Plan provided the targets for awards through the 2004 PSP that were then payable in 2008. The annual and long-term incentives in 2007 were based on the same performance measures; financial indicators which comprise 50% of the award allocations; performance indicators such as customer satisfaction, employee satisfaction and customer acquisition (growth) which comprised 20% of award allocations; and lastly, corporate initiatives which comprised 30% of the award allocations. The material difference between the annual and long-term incentive awards was the vesting period. Annual Incentive Awards become 100% vested after results were evaluated at the conclusion of the measurement period. The Long-Term Incentive Awards vested 25% per year ratably over four years beginning on the first anniversary of the earning of the award as long as the participant is employed by the Company.

As reported previously, the Committee met in late 2007 with the intent of adjusting the components of the Long-Term Incentive to enhance the alignment of the participant’s incentives with that of the Company’s shareholders and rate payers. To accomplish this, the Committee approved changes to the Long-Term Awards to differentiate the goals between the Annual and Long-Term Incentive, and modify the vesting period for the long-term awards. In 2008 and succeeding plan years, the Long-Term Awards will be measured by attainment of earnings per share and customer growth targets, and vest 33.33% per year ratably over three years beginning on the first anniversary of the earning of the award as long as the participant remains employed by the Company.

The Compensation Committee met on March 26, 2008, and finalized amounts payable as Annual and Long-Term Incentive Awards to the NEOs . The Board’s previously established earnings per share target for 2007 of $1.06 per common share was achieved; thus the NEOs received 100% of their award allocation based on the Company’s financial results. Achievement of the defined performance indicators, such as customer satisfaction, employee satisfaction and non-rate earnings growth were wholly achieved at target or maximum levels and added 21.8% to the award allocation. Corporate initiatives were achieved at threshold/target/maximum levels and added 27.5% to the incentive award allocation. Thus, each of the NEOs received 99.3% of their target award allocation, or:

	2007 Annual and Long-Term PSP Awards Earned in 2008
	Annual PSP Award	Long-Term PSP Award

Mr. Thornburg	$107,473	$107,473
Mr. Benoit	$43,343	$43,343
Mr. Marston	$38,220	$38,220
Mr. O’Neill	$38,220	$38,220
Ms. Westbrook	$38,220	$38,220

Twenty-five percent of the Long-Term Award was paid in April 2008 with the remaining 75% to be paid ratably on the anniversary date of the earning of the award in 2009, 2010, and 2011 as long as the participant is employed by the Company.

The Committee also met on March 10, 2009, and finalized amounts payable as Annual and Long-Term Incentive Awards to the NEOs through the PSP for 2008. The Board’s previously established earnings per share target for 2008 of $1.12 per basic common share and growth target of increasing our customer base by 1,600 residential equivalents was achieved; thus the NEOs will receive 100% of their award allocation based on the Company’s financial and strategic results in the long-term plan. The short-term plan included the earnings per share target achieved at 100%, defined performance indicators, such as customer satisfaction, employee satisfaction and customer growth were wholly achieved at target or better levels and added 20.1% to the award allocation. Individual initiatives were achieved at various levels per the following table and added an additional amount to each of the NEO’s awards as indicated.

	David C. Benoit, Vice President & CFO,
	2008 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value

Assist the Audit Committee in their evaluation of the performance of the Company’s audit firm	8%	6.4%	$1,706
Direct, File & Defend Regulatory Proceeding	10%	10.0%	$4,266
Obtain Regulatory Approval to Resolve Declining Usage Impact	2%	0.0%	$—
		Total	$5,972

	Thomas R. Marston, Vice President, Business Development,
	2008 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value

Increase CWC Customers by 2,400 Residential Equivalents	7%	6.3%	$1,975
Acquire 1,000 New Customers through Acquisitions	7%	7.7%	$3,292
Increase Non-rate Revenue by $120,000 Net After Tax	6%	7.2%	$3,385
		Total	$8,652

	Terrance P. O’Neill Vice President, Service Delivery,
	2008 Annual Plan Individual Goals
	Individual Goals
	Weighting	Achievement Level	Goal Value

Drive Infrastructure Report to Regulatory Approval	5%	5.0%	$1,881
Deliver Successful UCONN Partnership Strategy	7%	6.3%	$1,975
Successful Integration of Birmingham Utilities Inc.	8%	8.8%	$3,762
		Total	$7,618

	Maureen P. Westbrook, Vice President, Customer and Regulatory Affairs,
	2008 Annual Plan Individual Goals
	Weighting	Achievement Level	Goal Value
Coordinate Process for Land Sales in 2008	6%	7.2%	$3,385
Grow Linebacker Pre Tax Profits	6%	6.0%	$2,257
Develop Public Opinion Leader Communications Plan	4%	0.0%	$—
Minimize Number of Estimated Meter Readings Compared to 2007 Levels	4%	4.0%	$1,505
		Total	$7,147

Total awards earned through the PSP for the 2008 plan year were as follows:

	2008 Annual and Long-Term PSP Awards Earned in 2008
	Annual PSP Award	Long-Term PSP Award

Mr. Thornburg	$106,564	$111,059
Mr. Benoit	$40,205	$44,791
Mr. Marston	$38,839	$39,497
Mr. O’Neill	$37,805	$39,497
Ms. Westbrook	$37,334	$39,497

The Impact of Tax Considerations on Executive Compensation Decisions

While the Company’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis. Section 162(m) of the Code generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other NEOs in any one year, subject to certain specified exceptions. As noted above, under the amended and restated employment agreement and change-in-control plan descriptions on page 35, in the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment”, as defined in Internal Revenue Code (IRC) Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then an additional “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our NEO’s record of performance, this determination is appropriate.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on our review and discussions and such other matters deemed relevant and appropriate by the Compensation Committee, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Donald B. Wilbur (Chairman),
Heather Hunt,
Mark G. Kachur,
David A. Lentini and
Carol P. Wallace

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2008 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(A)	($)(B)	($)(C)	($)(D)	($)(E)	($)(F)	($)

Eric W. Thornburg,	2008	$344,992	0	$138,875	0	$97,368	$57,562	$5,803	$644,597
Chairman/President/ CEO	2007	$319,269	0	$132,798	0	0	$35,800	$4,500	$492,367
	2006	$246,952	0	$117,578	0	0	$52,729	$198,656	$615,915
David C. Benoit,	2008	$222,041	0	$40,257	0	$52,489	$80,322	$4,384	$399,494
VP Finance/CFO	2007	$211,468	0	$27,153	$7,684	$45,300	$41,893	$4,220	$337,719
	2006	$195,600	0	$23,649	$8,359	$33,484	$62,455	$4,672	$328,219
Thomas R. Marston,	2008	$185,016	0	$57,164	0	$27,554	$121,805	$3,671	$395,211
VP, Business	2007	$179,627	0	$40,802	$4,650	$27,232	$85,648	$3,592	$341,551
Development	2006	$163,230	0	$26,771	$5,059	$23,620	$72,312	$3,897	$294,889
Terrance P. O’Neill,	2008	$190,460	0	$52,075	0	$31,963	$66,732	$3,765	$344,996
VP, Operations	2007	$182,001	0	$34,800	$6,775	$29,067	$23,676	$3,640	$279,959
	2006	$176,700	0	$27,523	$7,370	$22,858	$61,202	$4,221	$299,874
Maureen P. Westbrook	2008	$198,177	$5,000	$54,028	0	$29,627	$59,709	$4,023	$350,564
VP, Administration	2007	$190,344	$7,500	$34,790	$6,775	$29,077	$13,727	$3,807	$286,020
& Government Affairs	2006	$184,800	0	$30,190	$7,370	$20,191	$46,076	$4,514	$293,141

(A)	The Committee granted Ms. Westbrook a discretionary bonus of $5,000 for her efforts in the implementation of projects specific to the Water Infrastructure and Conservation Adjustment (WICA) for the Company.

(B)	All NEOs were granted restricted stock in December 2005, or in the case of Mr. Thornburg January 2006. These restricted stock awards vest over a six-year period, assuming continued employment or a board-approved retirement. The Company recognized expense in 2008 in connection with these awards pursuant to FAS 123(R) as follows: Mr. Thornburg $22,535, Mr. Benoit $17,054, Mr. Marston $15,039, Mr. O’Neill $15,039, and Ms. Westbrook $15,039. In addition, all NEOs received either restricted stock or performance shares which is performance based and determined in accordance with the Company’s actual performance in comparison to strategic goals approved by the Compensation Committee, before the year begins. This column includes the expenses recognized for both the Annual and Long-Term Awards Incentive Awards to our NEOs. In 2006 and 2007, the Long-Term Award was based upon the same performance measures as the Annual Award. For years 2008 and beyond the Committee determined to differentiate the goals required to achieve these awards as described in the Compensation Discussion and Analysis on page 18. A portion of these restricted stock and performance share awards for the years 2006 and 2007 became unrestricted on March 27, 2008. Each of the awards in 2006 and 2007, which vest 25% per year for four years, and those made in 2008 with a vesting schedule of 33.33% per year for three years, requires continued employment of the NEO for vesting to continue or a board-approved retirement.

(C)	For assumptions used in valuation of Option Awards, see Footnote 14 “Stock Based Compensation Plans” in the Company’s 2008 Form 10-K.

(D)	The compensation reported in this column is in the form of cash units issued under the PSP. Both the Annual Award and vested portion of the Long-Term Awards are included in this column for each NEO. The long-term component has a continued employment vesting schedule, in addition to the attainment of specific performance measures described in the Compensation Committee Discussion and Analysis on page 18.

(E)	Reflects the increases during 2008 and 2007 in the actuarial present values of each NEO’s accumulated benefits under the Company’s pension plan and Supplemental Executive Retirement Program (SERP). In addition, Messers. Benoit and Marston, and Ms. Westbrook participate in the Company’s Non-Qualified Deferred Compensation Plan and earned above-market interest of $7,632, $700, and $2,111, respectively, in 2008. Messrs. Thornburg and O’Neill did not participate.

(F)	Amounts reflected in this column include 401(k) matching contributions for each NEO in 2008, and $1,303 for the cost of a supplemental long-term disability policy for Mr. Thornburg, that when combined with the standard long-term disability policy benefit provided to other NEOs, will provide Mr. Thornburg a benefit equal to 60% of his compensation in the event that he is disabled.

Grants of Plan-Based Awards for 2008

								All Other
								Stock	All Other
								Awards:	Option
								Number	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Base Price	of Stock
		Plan Awards			Plan Awards			of Stock	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(A)	(#)(A)	(#)(A)	(#)	(#)	($/Sh)	(B)

E. W. Thornburg	1/24/08	$95,195	$190,390	$385,585	2,653	5,306	7,959	0	0	NA	$185,535
D. C. Benoit	1/24/08	$34,126	$68,253	$102,379	357	713	1,070	0	0	NA	$24,942
T. R. Marston	1/24/08	$22,570	$45,140	$56,425	629	1,258	1,887	0	0	NA	$43,989
T. P. O’Neill	1/24/08	$23,510	$47,021	$70,531	590	1,179	1,769	0	0	NA	$41,239
M. P. Westbrook	1/24/08	$20,689	$41,378	$62,067	708	1,415	2,123	0	0	NA	$49,487

(A)	The weighted average of the share price of Company stock was $23.31 on January 23, 2008, the day prior to the grant date.

(B)	Amounts reflect the grant date fair value of restricted stock and performance shares issued to named executives on January 24, 2008. Reported amounts are determined according to generally accepted accounting principles.

As described previously in the Compensation Discussion and Analysis on page 18, the Committee allocates a threshold, target, and maximum award for each participant annually in December of the year proceeding the measurement period. Specific targets disclosed on pages 30 & 31 herein, covering a range of shareholder, customer, and employee driven strategic goals are established before the year begins. At the conclusion of the fiscal year, the Committee reviews a management report, comparing the actual performance against the pre-established goals to determine the level of earned award. The award is paid in accordance with the allocation choices made by the participant between restricted stock, performance shares and cash units, made prior to the fiscal year being measured.

Outstanding Equity Awards at Fiscal Year-End 2008

						Stock Awards
									Equity
	Option Awards							Equity	Incentive Plan
			Equity					Incentive Plan	Awards:
			Incentive Plan				Market	Awards:	Market or
			Awards:			Number of	Value of	Number of	Payout Value
	Number of	Number of	Number of			Shares or	Shares or	Unearned	of Unearned
	Securities	Securities	Securities			Units of	Units of	Shares Units	Shares, Units
	Underlying	Underlying	Underlying			Stock	Stock	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That Have	That Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

E. W. Thornburg	0	0	0	NA	NA	3,606	$85,138	8,314	$196,285
D. C. Benoit	7,085	0	0	$22.33	Dec. 2009	2,028	$47,881	1,014	$23,933
	5,012			$20.42	Dec. 2010
	5,054			$27.95	Dec. 2011
	5,671			$25.78	Dec. 2012
	5,209			$29.05	Dec. 2013
T. R. Marston	3,058	0	0	$27.95	Dec. 2011	1,788	$42,215	3,433	$81,047
	3,431			$25.78	Dec. 2012
	3,151			$29.05	Dec. 2013
T. P. O’Neill	3,167	0	0	$20.42	Dec. 2010	1,788	$42,215	5,337	$126,007
	4,456			$27.95	Dec. 2011
	5,001			$25.78	Dec. 2012
	4,593			$29.05	Dec. 2013
M. P. Westbrook	10,413	0	0	$22.33	Dec. 2009	1,788	$42,215	5,724	$135,138
	5,895			$20.42	Dec. 2010
	4,456			$27.95	Dec. 2011
	5,001			$25.78	Dec. 2012
	4,593			$29.05	Dec. 2013

The December 31, 2008 closing price of Connecticut Water Service, Inc. common stock was $23.61.

Material Features of Equity-Based Awards

The Company’s PSP provides for an aggregate of up to 700,000 shares of common stock of the Company to be issued as awards of incentive or non-qualified stock options, shares of restricted stock or awards of performance share or performance cash units (each, an “Award”). Options must be issued at an option price no less than the fair market value of the Company’s common stock on the date of the grant. Under the 2004 PSP, 25% of the shares subject to option awards vest in equal annual installments, beginning on the first anniversary of the date of the grant of the award and ratably over the following three anniversaries of such date. The Company has not awarded any stock options under the PSP since December 2003.

Restricted stock awards are conditioned upon the attainment of performance goals established by the Committee for the performance period to which the award relates and the award recipient’s continued employment with the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Participants may elect to have these Awards made in the form of performance shares.

The Committee may also grant Awards of performance share or performance cash units pursuant to the PSP. At the completion of a performance Award period, the Committee will determine the Award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance share units will be paid in the form of common stock upon the participant’s retirement or termination and cash units are paid in cash. Awards through the annual plan became 100% vested after results were evaluated at the conclusion of the measurement period. The Long-Term Awards vested 25% per year ratably over four years beginning on the first anniversary of the earning of the award as long as the participant is employed by the Company. In periods prior to January 2008, at which point, the Long-Term Awards will vest 33.33% per year ratably over three years.

2008 Options Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of	Value Realized
	Acquired on	Exercise	Shares Acquired	on Vesting
Name	Exercise (#)	($)	on Vesting (#)(1)	($)(2)

E. W. Thornburg	0	$0	853	$19,662
D. C. Benoit	6,059	$147,998	934	$21,529
T. R. Marston	0	$0	1,351	$31,141
T. P. O’Neill	0	$0	1,279	$29,481
M. P. Westbrook	0	$0	1,043	$24,041

(1)	Includes 33.33% of the 2008 PSP award that was expensed in 2008 and 20% of the Performance Accelerated Restricted Stock Awards (PARSA) vesting in 2009. PARSA Agreements were entered into with all of the NEOs in December 2005, except for Mr. Thornburg. Mr. Thornburg entered into a PARSA agreement in March 2006. Under the PARSA agreements, 20% of the award vests on the 2nd, 3rd, 4th, 5th, and 6th anniversaries of the grant date.

(2)	The value is calculated by multiplying the number of shares vested by the market value of Connecticut Water shares on the vesting date. These shares vested at an average price of $23.05.

CHANGE-IN-CONTROL AGREEMENTS

On November 21, 2008, the Company and The Connecticut Water Company (CWC) entered into Amended and Restated Employment Agreements with certain executives, including Messrs. Thornburg, Benoit, O’Neill, Marston, and Ms. Westbrook. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change-in-control of the Company. The agreements do not become effective until a change-in-control occurs (the “Effective Date”). A change-in-control is deemed to occur when (i) any person, other than the Company, CWC or any employee benefit plan sponsored by the Company or CWC, becomes the beneficial owner, directly or indirectly, of 20% or more of the common stock of the Company or CWC; (ii) the stockholders of the Company or CWC approve (A) any consolidation or merger of the Company or CWC in which the Company or CWC is not the continuing or surviving corporation (other than a consolidation or merger of the Company or CWC in which holders of the common stock of the Company or CWC have the same proportionate ownership of common stock of the surviving corporation) or pursuant to which the common stock of the Company or CWC would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company or CWC; (iii) there is a change in the majority of the Board of Directors of the Company or CWC during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change-in-control has occurred.

As of the Effective Date, CWC agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans and welfare plans applicable to executive employees, (iv) fringe benefits, (v) an office and support staff, and (vi) if the executive is employed on the date the Board approves a consolidation, merger, transfer of assets or other transaction described in clause (ii) of the definition of change-in-control above, and the shareholders approve such transaction, a stay-on bonus equal to the executive’s then-current base salary, plus an amount equal to the target bonus under the “Officers Incentive Program” for the year in which such date occurs, payable in a lump sum, provided the executive is employed on the fifth day following the closing of such transaction. The stay-on bonus is also payable if the executive’s employment is terminated following such approval but prior to the fifth day following the closing of such transaction by the Company for any reason other than for cause, death or attainment of age 65, or if employment is terminated because of the executive’s disability, as defined in the agreement, or if the executive voluntarily terminates employment prior to such date for “good reason” as defined in the agreement.

If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of CWC under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or non-qualified retirement or deferred compensation plans maintained by CWC; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.

If the executive’s employment is terminated for any reason other than cause, death or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of CWC are, in addition to the stay-on bonus described above, payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii)-(ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by CWC or the Company; (vii) a lump sum payment equal to all life, health, disability and similar welfare benefit plans and programs of CWC for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.

The Company estimates of the payments to each of the NEOs that would be made under various triggering events described in the tables below.

Eric W. Thornburg

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$450,764
Cash Severance(2)					$1,352,292
Retirement Benefits(3)
Pension Plan					$0	(4)
SERP					$524,269
Deferred Compensation(5)					$0
Defined Contribution Plan(6)					$14,751
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$281,423	$281,423	$281,423		$281,423
Other Benefits
Health & Welfare(8)					$35,184
Outplacement(9)					$15,000
280G Tax Gross Up(10)					$0
Total					$2,673,683

David C. Benoit

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$264,699
Cash Severance(2)					$794,098
Retirement Benefits(3)
Pension Plan	$0	$148,690	$279,476	$197,981	$197,981	(4)
SERP	$0	$0	$621,009	$0	$512,207
Deferred Compensation(5)					$88,995
Defined Contribution Plan(6)					$13,833
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$71,814	$71,814	$71,814		$71,814
Other Benefits
Health & Welfare(8)					$35,184
Outplacement(9)					$15,000
280G Tax Gross Up(10)					$0
Total					$1,993,811

Thomas R. Marston

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$222,632
Cash Severance(2)					$667,897
Retirement Benefits(3)
Pension Plan	$578,732	$419,717	$621,956	$578,732	$578,732	(4)
SERP	$226,241	$109,595	$162,405	$511,022	$284,781
Deferred Compensation(5)					$8,268
Defined Contribution Plan(6)					$11,776
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$123,262	$123,262	$123,262		$123,262
Other Benefits
Health & Welfare(8)					$35,184
Outplacement(9)					$15,000
280G Tax Gross Up(10)					$399,450
Total					$2,346,982

Terrance P. O’Neill

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$228,197
Cash Severance(2)					$684,590
Retirement Benefits(3)
Pension Plan	$0	$337,287	$543,984	$447,836	$447,836	(4)
SERP	$0	$0	$292,811	$0	$364,855
Deferred Compensation(5)					$0
Defined Contribution Plan(6)					$11,932
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$168,221	$168,221	$168,221		$168,221
Other Benefits
Health & Welfare(8)					$35,184
Outplacement(9)					$15,000
280G Tax Gross Up(10)					$0
Total					$1,955,814

Maureen P. Westbrook

				Termination	Termination for
Benefit	Retirement	Death	Disability	for Cause	Change-in-Control

Stay-On Bonus(1)					$235,892
Cash Severance(2)					$707,675
Retirement Benefits(3)
Pension Plan	$0	$179,224	$516,621	$260,877	$260,877	(4)
SERP	$0	$0	$428,412	$232,651	$355,216
Deferred Compensation(5)					$24,603
Defined Contribution Plan(6)					$12,479
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	$177,353	$177,353	$177,353		$177,353
Other Benefits
Health & Welfare(8)					$35,184
Outplacement(9)					$15,000
280G Tax Gross Up(10)					$0
Total					$1,824,278

(1)	If the named executive is terminated after the Board approves a consolidation, merger, or transfer of assets, or if the named executive is employed on the fifth day following the closing of such transaction, the named executive will receive a stay-on bonus. This stay-on bonus is equal to the named executive’s then-current base salary, plus an amount equal to the target bonus under the short-term incentive award program.

(2)	If the named executive’s employment is terminated for any reason other than cause, death, or the attainment of age 65, or if the executive is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the Company, in return for the executive’s covenants regarding confidential information and non-competition (the Covenants), will pay an amount equal to three times the base salary of the named executive plus three times the target bonus for the named executive under the short-term incentive award program.

(3)	The amounts reported for retirement benefits equal the present value of the accumulated benefit at December 31, 2008 for each of the named executives.

(4)	Under a change-in-control, the NEO would receive additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value of the difference between the annual pension benefits that would have been payable under the CWC Employees’ Retirement Plan (the “Retirement Plan”) and under the non-qualified Supplemental Executive Retirement Program had the executive continued to participate in the plans for an additional three years and the vested benefits at the time of termination.

(5)	The amounts reported are equal to the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable.

(6)	The amounts reported are aggregate amounts that would have been contributed on behalf of the named executive under the CWC Employee Savings Plan (401(k)) for an additional three years, plus estimated earnings had the named executive continued to participate.

(7)	Named executive will become fully vested in equity compensation awards previously granted, such as stock options, restricted stock and performance shares.

(8)	Amounts reported represent a lump sum payment equal in value of the benefits provided to the NEOs under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees.

(9)	Represents estimate of value of outplacement services for one year.

(10)	In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment”, as defined in Internal Revenue Code (IRC) Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment.

We have provided the following Pension Benefit Table to show the present value of accumulated benefits payable to each of our NEOs under their retirement plans.

Pension Benefits Table for 2008

		Number of	Present Value of	Payments
		Years Credited	Accumulated Benefit	During Last
Name	Plan name	Service (#)	($)(1)	Fiscal Year ($)

E. W. Thornburg	CWC Employees Retirement Plan	3.00	$43,885	$0
	Supplemental Executive Retirement Program	2.83	$102,206	$0
D. C. Benoit	CWC Employees Retirement Plan	13.00	$210,776	$0
	Supplemental Executive Retirement Program	12.67	$194,833	$0
T. R. Marston	CWC Employees Retirement Program	35.00	$616,129	$0
	Supplemental Executive Retirement Program	34.50	$56,347	$0
T. P. O’Neill	CWC Employees Retirement Plan	29.00	$476,778	$0
	Supplemental Executive Retirement Program	28.83	$116,547	$0
M. P. Westbrook	CWC Employees Retirement Plan	20.50	$281,759	$0
	Supplemental Executive Retirement Program	20.25	$122,270	$0

(1)	In determining the present value of the accumulated benefits in the table, we used discount rates of 6.25% and 6.30% for December 31, 2008 and December 31, 2007, respectively. For the CWC Employees Retirement Plan, we have assumed the form of payment would be 75% lump sum and 25% annuity with a 6.25% lump sum discount rate. For other assumptions used in estimating these amounts, see Note 13 “Long-Term Compensation Arrangements” in the Company’s 2008 Form 10-K.

Retirement Plans

All employees and officers of CWC, hired before January 1, 2009 are entitled to participate in the Retirement Plan, a non-contributory, qualified defined benefit plan. Retirement benefits are based on years of credited service and average annual earnings, which is defined to mean the highest average regular basic compensation received by an individual from the Company and CWC during any 60 consecutive months. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by CWC for the benefit of all employees covered by the Retirement Plan.

The Internal Revenue Code of 1986, as amended (the “IRC”), imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, CWC maintains a supplemental executive retirement plan for certain executives, including all of the executive officers listed in the Summary Compensation Table. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average annual earnings, as defined under the Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. Participants are part of CWC Employees Retirement Plan (the Plan), a defined benefit plan covering all Connecticut Water employees.

In the case of each of Messrs. Thornburg and Benoit, the annual benefit amounts are reduced by benefits payable under the retirement plan of a prior employer. All supplemental executive retirement agreements provide an early retirement benefit if the NEOs retire from service to the Company at any age between 55 and 65.

The material assumptions used in valuing the pension liability and expense for the Retirement Plan and the supplemental executive retirement plan benefits can be found in footnote Note 13 “Long-Term Compensation Arrangements” in the Company’s 2008 Form 10-K.

Participants are also parties to individual amended and restated (November 21, 2008) Supplemental Executive Retirement Agreements (SERPs) with the Company. The SERPs, in conjunction with the Retirement Plan, provide the participant who achieves the age of 62 with a benefit equivalent to 60% of the average of the five highest years of total compensation, including participating in the certain components of the Company’s PSP . Messrs. Thornburg and Benoit have reductions in their agreements for benefits accrued with prior employers.

Executive officers may also participate in the amended Savings Plan (401(k)) of CWC, as amended in November 2008, and other benefit plans generally available to all levels of salaried employees. Also, executive officers may elect to defer compensation under a nonqualified salary deferral plan, described below.

Non-qualified Deferred Compensation Table for 2008

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year ($)	Year ($)	Year ($)(1)	Distributions ($)	Year End ($)

E. W. Thornburg	$0	$0	$0	$0	$0
D. C. Benoit	$20,800	$0	$29,665	$0	$390,236
T. P. O’Neill	$0	$0	$0	$0	$0
T.R. Marston	$9,000	$0	$2,756	$0	$38,168
M. P. Westbrook	$3,900	$0	$8,201	$0	$107,401

(1)	Above market interest credited for Messrs. Benoit, Marston, and Ms. Westbrook of $7,632, $7,00, and $2,111 are reported in the 2008 Summary Compensation Table in the “Change in Pension Values and Non-Qualified Deferred Compensation Earnings” column.

NEOs may elect to defer compensation under individual non-qualified deferred compensation agreements. Each Deferred Compensation Agreement permits the executive officer to elect to defer, prior to the beginning of each calendar year, an amount up to 12% of their annual cash salary. Such salary deferral amounts are credited to a deferred compensation account maintained by the Company on behalf of the executive officer. Amounts deferred to the account are credited with interest on a semi-annual basis at an interest rate equal to Moody’s AAA Corporate Bond Yield Average rate, plus an additional 1 1/2% - 3%. Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each executive officer (or to the executive officer’s designated beneficiary) upon termination of employment by the Company. The payment is in the form of an annual annuity if the participant terminates on or after the age of 55. The payment is a lump sum if the NEO terminates prior to age 55. If the executive officer is terminated for “cause” as defined in the Deferred Compensation Agreement, the executive officer shall be entitled only to a return of amount deferred without payment of accrued interest.

Other Matters

The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and related notices. This means that only one copy of our NOIA, Proxy Statement and our 2008 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Corporate Secretary, Daniel J. Meaney, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-425-3985, ext. 3016. If you want to receive separate copies of the NOIA, Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2010 Annual Meeting of Shareholders is January 13, 2010. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business.

In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2010 must be received by the Company no later than December 1, 2009 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders.

Daniel J. Meaney
Corporate Secretary

March 31, 2009

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the Securities and Exchange Commission. Additional copies of the 2008 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 3016, by e-mail at dmeaney@ctwater.com, or by mail to Daniel J. Meaney, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413.

DIRECTIONS
Connecticut Water Service, Inc.
Annual Meeting of Shareholders
Held at the Water’s Edge
1525 Boston Post Road, Westbrook, Connecticut
Meeting at 2:00 PM — Doors Open at 1:00 PM

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CALL 1-800-428-3985, EXT. 3015,
AND LEAVE YOUR NAME, ADDRESS, AND TELEPHONE NUMBER.
ALSO, IF YOU NEED SPECIAL ASSISTANCE AT THE MEETING,
PLEASE ALSO STATE SUCH A REQUEST WHEN YOU CALL.

The Water’s Edge Web site: www.watersedgeresortandspa.com

From New York City, New Haven and West:  Interstate 95 North to Connecticut Exit 65. Right turn at exit ramp to second stop light in center of town. Left onto Route 1 North (Boston Post Road). Go up about half a mile. Water’s Edge entrance will be on your right. From NYC, approximately 100 miles and two hours driving time.

From Hartford, Springfield and North:  Interstate 91 South or I-84 West to Hartford. From Hartford, take I- 91 South to Route 9. Then Route 9 South to Exit 3. Go through stop sign to second stop sign. Turn right onto Route 153 South and follow to the end of route until intersection with Route 1 in Westbrook. At light, turn left onto Route 1 North (Boston Post Road). Go up about half a mile. Water’s Edge entrance will be on your right. From Hartford, approximately 50 miles and an hours driving time.

From Boston, Providence and East  Interstate 95 South to Connecticut Exit 65. Left turn at the exit ramp to the third stop light in the center of Westbrook. Left turn at light onto Route 1 North (Boston Post Road). Go up about half a mile. Water’s Edge entrance will be on your right. From Boston, approximately 129 miles and two and a half hours driving time.

CONNECTICUT WATER SERVICE, INC. — ANNUAL MEETING, MAY 13, 2009 YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT! VOTE BY INTERNET — www.proxyvote.com CONNECTICUT WATER SERVICE, INC. Use the Internet to transmit your voting instructions and for electronic delivery of information anytime prior to 3:00 a.m., May 13, 2009. Have your proxy card 93 WEST MAIN STREET in hand when you access the web site and follow the instructions to obtain your CLINTON, CT 06413-0562 records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Connecticut Water Service, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions anytime prior to 3:00 a.m., May 13, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Connecticut Water Service, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CTWTR1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CONNECTICUT WATER SERVICE, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote “FOR” all number(s) of the nominee(s) on the line below. nominees and “FOR” Proposal 2. Vote on Directors 0 0 0 1. For election of three Directors: Nominees: 01) Lisa J. Thibdaue 02) Carol P. Wallace 03) Donald B. Wilbur Vote on Proposal For Against Abstain 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, as independent auditors for the year 0 0 0 ending December 31, 2009. If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and to vote FOR Proposal 2. For address changes and/or comments, please check this box 0 and write them on the back where indicated. Please be sure to date and sign this instruction card in the box below. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. CTWTR2 CONNECTICUT WATER SERVICE, INC. ANNUAL MEETING OF SHAREHOLDERS May 13, 2009 2:00 PM local time The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints Eric W. Thornburg, David C. Benoit, Daniel J. Meaney, and Thomas R. Marston, or any one of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock and Preferred A Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Water’s Edge, 1525 Boston Post Road, Westbrook, Connecticut, May 13, 2009, 2:00 PM, and at any adjournment or postponement thereof. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.